Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Nelnet Education Loan Funding, Inc.:


We consent to incorporation by reference in the registration statement No. 333-104736, on Form S-3 of Nelnet Education Loan Funding, Inc. of our report dated February 27, 2004, with respect to the consolidated balance sheets of Nelnet Education Loan Funding, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholder's equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Nelnet Education Loan Funding, Inc.




/s/ KPMG, LLP



Lincoln, Nebraska
March 26, 2004